Exhibit 3(i).1

                                STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 09:00 AM 08/27/1997
                                971287299-2279234

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             INFOSAFE SYSTEMS, INC.



        Infosafe Systems, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        1. The present name of the Corporation is Infosafe Systems, Inc. and its original certificate of incorporation was filed with the office of the Secretary of the State of Delaware on November 18, 1991.

        2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board") and by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class in accordance with Sections 228, 242 and 245 of the DGCL.

        3. This Amended and Restated  Certificate of Incorporation  restates and
integrates  and  further  amends  the  certificate  of   incorporation   of  the
Corporation, as heretofore amended (the "Certificate of Incorporation").

        4. Upon the filing (the "Effective Time") of this Certificate of Incorporation pursuant to the DGCL, the number of authorized shares of the Corporation's Class A Common Stock shall be increased by 20,000,000 shares to an aggregate of 40,000,000 shares.

        5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

        FIRST:   The name of the corporation is

                 INFOSAFE SYSTEMS, INC.

        SECOND: The address of the initial registered and principal office of this corporation in this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.



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        THIRD:   The purpose of the  corporation  is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

        FOURTH:

        I.

               a. The aggregate number of shares which the Corporation shall have authority to issue is Fifty One Million (51,000,000) shares, consisting of
(i) Forty Million (40,000,000) shares of Class A Common Stock, $.01 par value per share; (ii) Two Million (2,000,000) shares of Class B Common Stock, $.01 par value per share; (iii) Two Million (2,000,000) shares of Class E-1 Common Stock, $.01 par value per share; (iv) Two Million (2,000,000) shares of Class E-2 Common Stock, $.01 par value per share; and (v) Five Million (5,000,000) shares of preferred stock, $.01 par value per share.

               b. As of September 20, 1994 ("Reverse Split Date"), each four shares of Class A Common Stock and Class B Common Stock then issued and outstanding was, without any further action on the part of the Corporation or any stockholder, automatically changed and reclassified into one share of Class A Common Stock or Class B Common Stock, as the case may be, and from and after the Reverse Split Date each certificate which theretofore represented any four shares of the then issued and outstanding Class A Common Stock or Class B Common Stock shall automatically be deemed to represent one share of Class A Common Stock or Class B Common Stock, as the case may be (the "Reverse Stock Split").

               c. No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and each holder of shares shall be entitled to receive an amount equal to the fair value of any fractional interests with respect to the shares of Common Stock.

        II. Class A Common Stock, Class B Common Stock, Class E-1 and Class E-2 Common Stock.

        A. General. The designations, preferences, limitations and relative rights of the Class A Common Stock and the Class B Common Stock, the Class E-1 Common Stock and the Class E-2 Common Stock shall be in all respects identical, except as stated in this Certificate of Incorporation or as otherwise required by law.

        B.     Voting Rights.

               (1) At each meeting of stockholders of the Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock, Class B-1 Common Stock and Class E-2 Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock, Class E-1 Common Stock and Class E-2 Common Stock standing in his or her name on the stock transfer records of the Corporation and every holder of Class B Common Stock shall be entitled to six votes in person or by


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proxy for each share of Class B Common Stock  standing in his or her name on the stock transfer records of the Corporation.

               (2) Except as provided in this Paragraph (B) or Paragraphs (G) and (H) of this Section II or as may be otherwise required by law, the holders of Class A Common Stock, Class B Common Stock and Class E-1 and E-2 Common Stock shall vote together as a single class with respect to all matters.

               (3) Except as may be otherwise required by law or stated in any Preferred Stock Designation (as defined in Section III of this Article Fourth), the holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock being entitled to vote as provided in this Paragraph (B) of this Section II.

        C. Dividends and Distributions. Except as provided in paragraph H, and subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Common Stock, the Class B Common Stock, the Class E-1 Common Stock or the Class E-2
Common Stock, unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of stock; provided, further, however, that a dividend of shares may be declared and paid in Class A Common Stock to holders of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock if the number of shares paid per share to holders of Class A Common Stock, to holders of Class B Common Stock, to holders of Class E-1 Common Stock and to holders of Class E-2 Common Stock shall be the same. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Common Stock, Class B Common Stock, Class E-1 Common Stock or Class E-2 Common Stock, the outstanding shares of the other such class shall be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock, Class B Common Stock, Class E-1
Common Stock or Class E-2 Common Stock, as the case may be, have been subdivided, combined or reclassified. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

        D. Common Stock Subject to Priorities of Preferred Stock. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in this Certificate of Incorporation and in any Preferred Stock Designation.


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

        E. Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock, to the exclusion of the holders of the Preferred Stock.

        F. No Conversion of Class A Common Stock. The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any other shares or securities of the Corporation.

        G.     Conversion of Class B Common Stock.

               (1) Optional Conversion. Each record holder of Class B Common Stock is entitled, at any time or from time to time, to convert any or all of the shares of such holder's Class B Common Stock into shares of Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock.

               (2)    Optional Conversion Procedures.

                      (a) Each conversion of shares pursuant to Paragraph (G)(1) of this Section II hereof shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder stating the number of shares that such holder desires to convert. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

                      (b) Promptly after such surrender, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion and a conversion and a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

               (3) Automatic Conversion. Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon the sale or any other transfer thereof (including, without limitation, conveyance into a trust and transfer by the operation of any will or the laws of descent and distribution), except upon a sale or any other transfer to a person who immediately prior to such sale or transfer is a holder of a share or shares of Class B Common Stock.


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

               (4) Issuance Costs. The issuance of certificates upon conversion of shares pursuant hereto will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

               (5) Reservation of Shares. Solely for the purpose of issuance upon conversion of such shares as herein provided, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock.

        H.     Class E Common Stock

               (1) In General. The Class E-1 Common Stock and Class E-2 Common Stock (collectively, "Class E Common Stock") shall have all of the same rights as the Class A Common Stock and Class B Common Stock, except as specifically provided herein. On liquidation of the Corporation, each outstanding share of Class E Common Stock shall have the same rights as a share of Class A Common Stock. Whenever any Class E Common Stock is outstanding, any other corporate action, including but not limited to any declaration of dividends (whether in cash, property or securities), distribution, repurchase, split or reverse split, reorganization, recapitalization, merger or consolidation, shall also affect equally all shares of Class A Common Stock, Class B Common Stock and Class E Common Stock, except that any transaction that results or would result in the holders of Class E Common Stock holding cash, new securities or other property (referred to herein as the "Class E Distribution Proceeds") shall be effected in such a fashion that the cash, new securities or other property issuable with respect to each share of Class E Common Stock shall be held in trust by the Corporation or by such other person as it may appoint. Such trust shall terminate at the Determination Date (as defined below). During the period prior to the Determination Date, the Class E Common Stock itself (in addition to the Class E Distribution Proceeds) shall remain subject to the Escrow Conditions (as defined below), so that the disposition of the Class E Common Stock and corresponding Class E Distribution Proceeds shall be subject to the same Escrow Conditions. Any earnings of the cash, new securities or other property held in such trust shall be added to the corpus thereof, all of which shall be distributed promptly after the Determination Date, to the holders of Class E Common Stock as of the Determination Date, in proportion to their holdings of Class E Common Stock, except that if none of the Escrow Conditions (as defined below) shall have been satisfied on or before the Determination Date, then such corpus shall revert to the Corporation.

               (2) Determination Date. The Determination Date shall be the earlier to occur of (i) the date any of the Escrow Conditions are satisfied, or
(ii) March 31, 1999.

               (3) E-1 Escrow Conditions.

                   The Escrow Conditions for the Class E-1 Common Stock shall be


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

                      (a) that the Corporation's "Income" (as defined below) shall have equaled or exceeded $4,400,000 (adjusted as set forth below) for the fiscal year ending July 31, 1996,

                      (b) that the Corporation's Income shall have equaled or exceeded $6,600,000 (adjusted as set forth below) for the fiscal year ending July 31, 1997,

                      (c) that the Corporation's Income shall have equaled or exceeded $8,800,000 (adjusted as set forth below) for the fiscal year ending July 31, 1998,

                      (d) that the "Market Price" (as defined below) of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are less than 18 months after the "Effective Date" (as defined below), shall have equaled or exceeded $12.50 per share, or

                      (e) that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are more than 18 and less than 36 months after the Effective Date, shall have equaled or exceeded $16.50 per share.

               (4) E-2 Escrow Conditions.

                      The Escrow Conditions for the Class E-2 Common Stock shall be

                      (a) that the Corporation's Income shall have equaled or exceeded $5,400,000 (adjusted as set forth below) for the fiscal year ending July 31, 1996,

                      (b) that the Corporation's Income shall have equaled or exceeded $8,100,000 (adjusted as set forth below) for the fiscal year ending July 31, 1997,

                      (c) that the Corporation's Income shall have equaled or exceeded $10,800,000 (adjusted as set forth below) for the fiscal year ending July 31, 1998,

                      (d) that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive trading days all of which are less than 18 months after the Effective Date shall have equaled or exceeded $18.00 per share, or

                      (e) that the Market Price of the Class A Common Stock, when averaged over any 30 consecutive days all of which are more than 18 and less than 36 months after the Effective Date, shall have equaled or exceeded $22.00 per share.

               (5) Definitions.

                      (a) "Income" shall mean the Corporation's net income before provision for income taxes, but exclusive of any other earnings that are classified as an extraordinary item, and exclusive of any charges to income that may result from the release of any securities of the Corporation from an escrow and the conversion of the Class E Common Stock into Class A Common Stock, as stated in the Corporation's financial statements for such fiscal year upon which independent auditors have given a report. For


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

purposes of determining whether the above criteria are met at any Determination Date, the Income amounts set forth above shall be increased at any Determination Date by multiplying such Income amounts by a fraction, the numerator of which is the average weighted number of shares of Common Stock outstanding over the fiscal year for which the Escrow Condition is satisfied (including Class A and Class E Common Stock, and treating as outstanding common stock of any class issuable upon conversion of securities that are outstanding at the Determination Date and which are convertible into common stock without the payment of additional consideration ("Conversion Shares")) and the denominator of which is the sum of (i) the number of shares of Common Stock (Class A, Class E and Conversion Shares) which are outstanding (or, with respect to the Conversion Shares, treated as outstanding as set forth above) at the Effective Date, plus
(ii) the number of shares of Common Stock sold under the "Registration Statement," as defined below.

                      (b) The "Registration Statement" shall mean that certain registration statement filed by the Corporation under the Securities Act of 1933, as amended, which is the first registration statement so filed by the Corporation with the United States Securities and Exchange Commission.

                      (c) The "Effective Date"shall mean the date on which the Registration Statement became effective within the meaning of Section 8 of the Securities Act of 1933, as amended.

                      (d) "Market  price" shall mean,  in order of  preferences,
(i) the last reported sales price on a consolidated transaction reporting system, if the Class A Common Stock is listed on a national securities exchange or is listed on the Nasdaq National Market, (ii) the high closing bid price if such stock is otherwise quoted on the Nasdaq Stock Market, or (iii) otherwise, a bid price for such stock determined by such means as the Corporation's Board of Directors finds to be reasonable.

               (6) Conversion.

                      (a) If on the Determination Date, any of the Escrow Conditions shall have been satisfied, then each share of Class E Common Stock shall be converted into one share of Class A Common Stock, and if on the Determination Date none of the Escrow Conditions shall have been satisfied, then the Class E Common Stock remaining in escrow shall be redeemed by the Corporation at a price per share of $.0001 and canceled without further obligation to the holder thereof. From and after the Determination Date, the rights of the holders of Class E Common Stock shall be limited to the following:
(i) in the event that any of the Escrow Conditions were satisfied at the Determination Date, the right to receive a certificate representing the number of shares of Class A Common Stock into which such Class E Common Stock was converted, and otherwise to the rights of a holder of such shares of Class A Common Stock; or (ii) in the event that none of the Escrow Conditions were satisfied at the Determination Date, no further right with respect to the Class E Common Stock, which is thereby canceled, or with respect to any other property or securities previously issued with respect thereto.

                      (b) Solely for the purpose of issuance upon conversion of the Class E Common Stock as herein provided, the Corporation shall, at all times, reserve and keep


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

available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class E Common Stock.

               (7) No Transfer. No person holding shares of Class E Common Stock of record may transfer such shares, except by testamentary disposition or by operation of law, and any purported transfer other than as permitted by the preceding clause shall be ineffective, null and void.

               (8) Registration. Shares of Class E Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class E Common Stock shall mean a person who, or any entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class E Common Stock the restrictions on transfer and registration.

        III. Preferred Stock. The Board of Directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, including, without limitation, Series A Preferred Stock (as defined in Paragraph (A) of this
Section III), and any other series designated by the Board of Directors pursuant to Paragraph (B) of this Section III.

        A.     Convertible Preferred Stock.

               1. Designation of the 9% Series A Cumulative Convertible Preferred Stock. The Corporation shall have authority to issue out of the authorized but unissued shares of Preferred Stock a series of Preferred Stock to be designated the Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares, powers, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Paragraph
(A).

               2. Number. The number of shares of Series A Preferred Stock ("Series A Shares") shall be 50,000.

               3. Redemption. The Corporation will retire the Series A preferred Stock by mandatory redemption ("sinking fund") as to 41,666 shares of July 30, 1994, 41,666 shares as of July 30, 1995 and 41,667 shares as of July 30, 1996 through the operation of a sinking fund calculated to retire the Series A Preferred Stock at a price per share equal to the Original Series A Issue Price (as defined in Paragraph (A)(4)) plus accrued dividends at the rate of 9% per annum. The amount of any sinking fund payment in any year shall be automatically reduced to the extent shares of Series A Preferred Stock are converted into Class A Common Stock pursuant to the provisions of Paragraph (A)(6) prior to the close of business on the sinking fund redemption date.

                      On and after the sinking fund redemption date, unless default shall be made by the Corporation in making provisions for payment of the redemption price, all


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

rights to participate in the affairs of the Corporation as stockholders, except the right to receive the redemption price, without interest, shall cease.

               4.     Liquidation Preference.

                      (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), whether voluntary or involuntary, before any payment of cash or distribution of other property shall be made to the holders of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount per share equal to (as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends), with respect to each outstanding share of Series A preferred Stock, $1.00 (the "Original Series A Issue Price"), together with all declared but unpaid dividends with respect to each such share (the "Liquidation Amount"). If the assets and funds legally available for distribution among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds shall be distributed ratably among the holders of Preferred Stock in proportion to the total preferential amount which each such holder is entitled to receive.

                      (b) Any assets remaining after the distributions pursuant to Paragraph (A)(4)(a) shall be distributed on a pro rata basis to the holders of Common Stock.

                      (c) For purposes of this Paragraph (A)(4), a liquidation, dissolution or winding up of the Corporation shall not be deemed to be occasioned by, or to include, the Corporation's sale of all or substantially all of its assets or the consolidation or merger of the Corporation with or into any other corporation or corporations, or the effecting by the Corporation of a transaction or series of related transactions after the Original Issue Date, as hereinafter defined, in which more than 50% of the voting power of the Corporation is disposed.

               5. Voting Rights. Except as otherwise provided by law or this Restated Certificate of Incorporation, the holders of Series A Preferred Stock shall have no right to vote on any matter to be voted on by the Stockholders of the Corporation (including any election or removal of directors of the Corporation). The holders of each share of Series A Preferred Stock shall be entitled to receive notice, together with the holders of each share of Common Stock, of all stockholder meetings.

               6. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a)    Right to Convert.

                             (i) Optional Conversion.  Each share of Series A
Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for Series A Preferred Stock, into fully paid and nonassessable shares of Class A Common Stock at the rate of $1.24975 per share. The initial Conversion Price for shares of Series A Preferred


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

Stock shall be $1.24975; provided, however, that the Conversion Price shall be subject to adjustment as set forth below.

                             (ii)  Upon  conversion  of the  Series A  Preferred
Stock, the Class A Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

                      (b) Mechanics of Conversion. No fractional shares of Class
A Common Stock shall be issued upon conversion of Series A Preferred Stock and the number of shares issuable upon such conversion shall be calculated to the nearest whole share. Except as provided in Paragraph (A)(6)(a)(ii), before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Class A Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, not later than 45 days thereafter, issue and deliver at such office to such holder of Series A preferred Stock, a certificate or certificates for the number of shares of Class A Common Stock to which he shall be entitled as aforesaid (after aggregating all shares of Class A Common Stock issuable to such holder of Series A Preferred Stock upon conversion of the number of shares of Series A Preferred Stock at the time being converted) and a check in an amount equal to accrued but unpaid dividends as to this date with respect to such shares converted. In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Paragraph (A)(6)(a)(i), the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series A Preferred Stock not so converted. Except as provided in Paragraph
(A)(6)(a)(ii), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of such Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

                      (c)    Adjustments to Conversion Price.

                             (i) Adjustments for Dividends, Distributions or
Subdivisions. In the event the Corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

                             (ii) Adjustments for Combinations or
Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.


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

                             (iii)  Adjustments  for Issuances of Shares at Less
than Conversion Price. In the event the Corporation shall sell additional shares of Common Stock for a consideration per share less than the Conversion Price on the date of the sale, the Conversion Price in effect immediately prior to such sale shall be changed to a price determined by dividing (i) the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such sale, multiplied by the Conversion Price in effect immediately prior to such sale, and (b) the consideration, if any, received by the Corporation upon such sale by (ii) the total number of shares of Common Stock outstanding immediately after such sale.

                      (d) No impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will, at all times in good faith, assist the carrying out of all the provisions of this Paragraph (A)(6) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                      (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall, at all times, reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares of as shall be sufficient for such purposes.

                      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Paragraph (A)(6), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Class A Common Stock which at the time would be received upon the conversion of such Series A Preferred Stock.

                      (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                             (i) to declare any dividend or distribution upon
the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; or


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

                             (ii) to offer for subscription to the holders of
any class or series of its capital stock any additional shares of stock of any class or series or any other rights; or

                             (iii) to effect any reclassification or
recapitalization; or

                             (iv) to merge or consolidate with or into any other
corporation, to sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred
Stock:
                                    (1) at least 10 days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                    (2) in the case of the matters referred to
in (iii) and (iv) above, at least 10 days' prior written notice of the date of a stockholders meeting at which a vote on such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

                             Each such written notice shall be given personally
or by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation.

               7. Equal Rights. Each share of Series A Preferred Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Series A Preferred Stock unless the same dividend is paid on all shares of Series A Preferred Stock outstanding at the time of such payment.

               8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

        B.     Additional Series of Preferred Stock

               1. Designation of Additional Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide for, designate and issue, out of the 4,950,000 authorized but undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series is issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:


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

                      (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

                      (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

                      (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of this class;

                      (d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

                      (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                      (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                      (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and condition or exchange;

                      (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

                      (i) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

                      (j) any other powers, designations, preferences and
relative,   participating,   optional   or  other   special   rights,   and  any
qualifications, limitations or restrictions thereof.

               The   powers,    designations,    preferences    and    relative,
participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or


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

restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated as any one or more series of Preferred Stock pursuant to this Paragraph (B)(1).

        FIFTH:        The name and address of the incorporator are as follows:

        NAME                        ADDRESS
        ----                        -------

        Ray A. Barr                 10 Bank Street
                                    White Plains, New York  10606

        SIXTH:        The following provisions are inserted for the management
of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

               (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

               (2) The Board of Directors shall have power without the assent or vote of the stockholders:

                      (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                      (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

               (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.


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

               (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

        SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provisions to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grant the corporation power to indemnify.

        EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.


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

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed this 27th day of August, 1997.



                                      INFOSAFE SYSTEMS, INC.


                                      By:  /s/ Arthur R. Medici
                                           --------------------
                                           Arthur R. Medici
                                           President and Chief Executive Officer


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